UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2018

Eloxx Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31326	84-1368850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Winter Street Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 577-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 21, 2018, Eloxx Pharmaceuticals, Inc. (the “Company”) entered into a First Amendment To Lease (the “Lease Amendment”) amending the Lease Agreement dated October 26, 2017 (the “Lease”) with BP Bay Colony LLC, as landlord. Pursuant to the Lease Amendment, the Company (i) increased the office space under the Lease from 3,736 square feet to 10,674 square feet at its corporate headquarters in Waltham, MA and (ii) extended the term of the lease through the date that is three years from the delivery of the new rental space, which is expected on or around September 1, 2018. The Company’s option to extend the lease term for an additional three-year period will apply from the end of the new lease term. Annual rent payments for the premises will be $464,319, or $43.50 per square foot.

A copy of the Lease Amendment is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Dr. Greg Williams

On June 25, 2018, the Company announced that the Board of Directors (the “Board”) approved, and the Company entered into, an employment agreement (the “Williams Agreement”) with Dr. Greg Williams, to serve as Chief Operating Officer of the Company. Pursuant to the Williams Agreement, Dr. Williams shall receive a base salary at an annual rate of $375,000, payable bimonthly during the term of his employment, along with a signing bonus of $50,000, payable on the first regularly scheduled payroll following Dr. Williams’ first day of employment. He is also eligible to earn an annual, performance-based bonus with a target bonus of up to 40% of his base salary, at the discretion of the Board. Under the Williams Agreement, the Company granted to Dr. Williams an option to purchase 300,000 shares of the Company’s common stock (the “Williams Option Award”) under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) at an exercise price of $18.85 per share. The Williams Option Award is subject to vesting over four years with one-third of the grant vesting on the first anniversary of the grant date (the “Cliff Vesting Date”) and one-twelfth of the grant vesting on each successive quarterly anniversary of the Cliff Vesting Date.

Pursuant to the terms of the Williams Agreement, upon a termination by the Company without cause or a resignation by Dr. Williams for good reason (as such terms are defined in the Williams Agreement), Dr. Williams will be entitled to (1) continued payments of his base salary for 12 months, (2) payments for COBRA coverage at applicable rates for 12 months, (3) any Annual Bonus (as defined in the Williams Agreement) earned but unpaid for the year immediately prior to the date his employment terminated, and (4) a pro-rata portion of the Target Bonus (as defined in the Williams Agreement) based the number of days that Dr. Williams was employed during such performance year or achievement of performance goals as determined by the Board in good faith, depending on whether performance goals were established as of the date of termination.

If Dr. Williams’s employment is terminated by the Company without cause or by Dr. Williams for good reason within 24 months following a Significant Event (as defined in the Williams Agreement), he will be entitled to (1) continued payments of his base salary for 18 months, (2) payments for COBRA coverage at applicable rates for 18 months, (3) any Annual Bonus earned but unpaid for the year immediately prior to the date his employment terminated, and (4) the full Target Bonus for the performance year in which his employment terminated.

Dr. Williams, age 59, previously served as the Chief Development Officer and Chief Development and Operations Officer at Radius Health, Inc. from January 2014 to May 2018. From 2006 to 2013, he held a series of progressively increasing executive and leadership roles with The Medicines Company including Vice President - Innovation Leader, Vice President - Global Product Development and Vice President - Regulatory Affairs and Program Management. Prior to joining The Medicines Company, Dr Williams held roles with established companies such as NPS Pharmaceuticals, GSK and Parke-Davis Pharmaceuticals. Dr. Williams is a graduate of Rutgers University (PhD, Biopharmaceutics), Cornell University (MBA), and Fairleigh Dickinson University (MS Chemistry, BS Biology and Chemistry).

The foregoing description of the terms of the Williams Agreement is not complete and is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release announcing the appointment of Dr. Williams as COO and also David P. Snow as Chief Business Officer, as well as the Company being added to the Russell 2000® Index is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Information and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Lease Amendment dated June 21, 2018

10.2	Employment Agreement with Dr. Greg Williams dated June 25, 2018

99.1	Press Release dated June 25, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELOXX PHARMACEUTICALS, INC.

Date: June 26, 2018	By:	/s/ Gregory Weaver
Gregory Weaver
Chief Financial Officer